FAIRPOINT COMMUNICATIONS, INC.
INSIDER TRADING POLICY
and Guidelines with Respect to
Certain Transactions in Company Securities
(January 24, 2011, as revised October 30, 2014)
___________________
This Insider Trading Policy (the “Policy”) provides guidelines to employees, officers and directors of FairPoint Communications, Inc. (the “Company”) with respect to transactions in the Company’s securities. The Company has adopted this policy and the procedures set forth herein to help prevent insider trading and to assist the Company’s employees, officers and directors in complying with their obligations under the federal securities laws. Employees, officers and directors are individually responsible to understand and comply with this Policy.
Applicability of Policy
This Policy applies to all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. It applies to all employees, officers and directors of the Company and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by such employees, officers and directors or subject to their influence and control (collectively referred to as “Family Members”). This Policy also imposes specific black-out period and pre-clearance procedures on officers, directors and certain other designated employees who receive or have access to Material Nonpublic Information (as defined below) regarding the Company and/or are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).
The current “Insider Trading Compliance Officer” referred to herein is the General Counsel of the Company.
Definition of Material Nonpublic Information
It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor

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of materiality, and trading should be avoided. Officers, directors and certain other employees are subject to the Blackout Period provisions described in Section 8.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

◦	Financial results;

◦	Projections of future earnings or losses;

◦	News of a pending or proposed merger, acquisition or tender offer;

◦	News of a pending or proposed acquisition or disposition of significant assets;

◦	Actions of regulatory agencies;

◦	News of a pending or proposed acquisition or disposition of a subsidiary;

◦	Impending bankruptcy or financial liquidity problems;

◦	Gain or loss of a significant customer or supplier;

◦	Significant energy generation or supply problems;

◦	Significant pricing changes;

◦	Stock splits and stock repurchase programs;

◦	New equity or debt offerings;

◦	Significant litigation exposure due to actual or threatened litigation; and

◦	Changes in senior management.

“Material Nonpublic Information” is material information that has not been previously disclosed to the general public through a press release or securities filings and is otherwise not available to the general public.
Statement of Policy
General Policy
It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, the use of Material Nonpublic Information in securities trading and any other violation of applicable securities laws.
Specific Policies
1.Trading on Material Nonpublic Information. No employee, officer or director of the Company and its subsidiaries and no Family Member of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell (other than pursuant to a trading plan that complies with SEC Rule 10b5-1 pre-cleared by the Company’s Insider Trading Compliance Officer), during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company and ending at the close of business on the second Trading Day (as defined below) following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used in this Policy, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading. If, for example, the Company were

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to make an announcement on a Monday, Designated Insiders (as defined below) shall not trade in the Company’s securities until Thursday.
2.    Tipping. No employee, officer or director of the Company shall disclose or pass on (“tip”) Material Nonpublic Information to any other person, including a Family Member or friend, nor shall such person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.
3.    Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.
Potential Criminal and Civil Liability
and/or Disciplinary Action
4.    Liability for Insider Trading. Any employee, officer or director who engages in a transaction in the Company’s securities at a time when they have knowledge of Material Nonpublic Information may be subject to penalties and sanctions, including:

•	up to 20 years in jail;

•	a criminal fine of up to $5,000,000;

•	a civil penalty of up to $1,000,000 or, if greater, 3 times the profit gained or loss avoided; and

•	SEC civil enforcement injunctions.

5.    Liability for Tipping. Any employee, officer or director who tips (“tippers”) a third party (commonly referred to as a “tippee”) may also be liable for improper transactions by tippees to whom they have tipped Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Tippers and tippees would be subject to the same penalties and sanctions as described above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading. The SEC, the stock exchanges and NASDAQ use sophisticated electronic surveillance techniques to uncover insider trading.
6.    Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may in certain circumstances, be subject to the following penalties:

•	a civil penalty of up to 3 times the profit gained or loss avoided as a result of the employee’s violation; and

•	a criminal penalty of up to $25,000,000.

7.    Possible Company-Imposed Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

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Mandatory Guidelines
8.    Trading Blackout Period. To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that officers, directors and all employees in the accounting and finance departments of the Company designated by the Company’s Insider Trading Compliance Officer as subject to the Blackout Period (as defined below) prohibitions because of their access to the Company’s internal financial statements or other Material Nonpublic Information regarding the Company’s performance during annual and quarterly fiscal periods (collectively, “Designated Insiders”) and Family Members of the foregoing, refrain from conducting transactions involving the purchase or sale of the Company’s securities during the Blackout Periods established below. Each of the following periods will constitute a “Blackout Period”:
The period commencing on the tenth calendar day of the third fiscal month of each of the first three fiscal quarters (i.e. March 10, June 10 and September 10, as applicable) and commencing on the first calendar day of the third fiscal month of the fourth fiscal quarter (i.e. December 1) and, in each case, ending at the close of business on the second Trading Day following the date of public disclosure of the financial results for such fiscal quarter (which is generally 30 to 75 days after the end of such quarter). If such public disclosure occurs on a Trading Day before the markets close, then that day shall be considered the first Trading Day. If such public disclosure occurs after the markets close on a Trading Day, then the date of public disclosure shall not be considered the first Trading Day following the date of public disclosure.
In addition to the Blackout Periods described above, the Company may announce “special” Blackout Periods from time to time. Typically, this will occur when there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory proceedings or a major corporate transaction. Depending on the circumstances, a “special” Blackout Period may apply to all Designated Insiders or only a specific group of Designated Insiders. The Insider Trading Compliance Officer will provide written notice to Designated Insiders subject to a “special” Blackout Period. Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the Blackout Period to any other person. The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information. As used in this Policy, the term “Blackout Period” shall mean all periodic Blackout Periods and all “special” Blackout Periods announced by the Company.
The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor”, and all employees, officers and directors and other persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at

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least two Trading Days after the date of announcement. Although the Company may from time to time impose special Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.
9.    Pre-clearance of Trades. The Company has determined that all executive officers and directors and their Family Members must refrain from trading in the Company’s securities, without first complying with the Company’s “pre-clearance” process. Each executive officer or director must contact the Company’s Insider Trading Compliance Officer not less than two (2) business days prior to commencing any trade in the Company’s securities. This pre-clearance requirement applies to any transaction or transfer involving the Company’s securities, including a stock plan transaction such as an option exercise, or a gift, transfer to a trust or any other transfer.
The Insider Trading Compliance Officer must pre-clear each proposed trade or transfer. The Insider Trading Compliance Officer is not under any obligation to approve a trade submitted for pre-clearance, and may determine not to permit a trade.
To facilitate the process, the Company has prepared a pre-clearance form, attached hereto as Exhibit A, to be completed and provided to the Insider Trading Compliance Officer. The Insider Trading Compliance Officer will assist with the approval process. No trade or transfer may be effected until the requesting employee, officer or director has received the approved Pre-Clearance Request Form, even if two (2) business days have passed since the Pre-Clearance Request Form was submitted.
The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from employees designated as Designated Insiders.
Any executive officer and director who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Insider Trading Compliance Officer. As required by Rule 10b5-1, an executive officer or director may enter into a trading plan only when he or she is not in possession of Material Nonpublic Information. In addition, a trading plan may not be entered into during a Blackout Period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction.
10.    Individual Responsibility. Every employee, officer and director has the individual responsibility to comply with this Policy against insider trading, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each employee, officer and director in connection with any trade in the Company’s securities.
An employee, officer or director may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

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Certain Exceptions
11.    Stock Options Exercises. For purposes of this Policy, the Company considers that the exercise of stock options under the Company’s stock option plans (but not the sale of the underlying stock) to be exempt from this Policy. This Policy does apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option.
12.    401(k) Plan. This Policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy does apply, however, to certain elections that may be made under the 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
13.    Employee Stock Purchase Plan. This Policy does not apply to purchases of Company stock in the Company’s employee stock purchase plan, if any, resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply to a participant’s election to participate in or increase his or her participation in the plan, and to a participant’s sales of Company stock purchased pursuant to the plan.
14.    Dividend Reinvestment Plan. This Policy does not apply to purchases of Company stock under the Company’s dividend reinvestment plan, if any, resulting from reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company stock that result from additional contributions a participant chooses to make to the plan, and to a participant’s election to participate in the plan or increase his level of participation in the plan. This Policy also applies to his sale of any Company stock purchased pursuant to the plan.
Applicability of Policy to Inside Information
Regarding Other Companies
This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about

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the Company’s business partners with the same care required with respect to information related directly to the Company.
Section 16 Liability - Directors and Officers
Certain officers and all directors of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). The practical effect of these provisions is that any officer or director who purchases and sells the Company’s securities within a six-month period must disgorge all profits to the Company whether or not he or she had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock or stock options under the Company’s stock plans, nor the exercise of options nor the receipt of stock under the Company’s employee stock purchase plan, dividend reinvestment plan or the Company’s 401(k) retirement plan is deemed a purchase that can be matched against a sale for Section 16(b) short-swing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes. Moreover, no such officer or director may ever make a short sale of the Company’s common stock which is unlawful under Section 16(c) of the Exchange Act. The Company will provide separate memoranda and other appropriate materials to the affected officers and directors regarding compliance with Section 16 and its related rules.
The rules on recovery of short-swing profits are absolute and do not depend on whether a person has Material Nonpublic Information.
Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the employee, officer or director is trading based on inside information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging or Monetization Transactions.”
Hedging or Monetization Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee, officer or director to lock in much of the value of his stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow an employee, officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its shareholders at the time it is conveyed. Accordingly, hedging transactions and all other forms of monetization transactions are prohibited.

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Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to Blackout Period restrictions. Thus, employees, officers and directors are prohibited from pledging Company securities as collateral for a loan. Additionally, shares of Company stock may not be held in a margin account.
Post-Termination Transactions
This Policy continues to apply to transactions in Company securities even after an employee, officer or director has resigned or terminated employment. If the person who resigns or separates from the Company is in possession of Material Nonpublic Information at that time, he or she may not trade in Company securities until that information has become public or is no longer material.
Communications with the Public
The Company is subject to the SEC’s Regulation FD and must avoid selective disclosure of Material Nonpublic Information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Pursuant to Company policy, only the executive officers who have been authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs. The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors. In addition, because of the risks associated with the exchange of information through such communications media, employees are strictly prohibited from posting or responding to messages containing information regarding the Company on Internet “bulletin boards,” Internet “chat rooms” or in similar online forums. Employees who inadvertently disclose any Material Nonpublic Information must immediately advise the Insider Trading Compliance Officer so the Company can assess its obligations under Regulation FD and other applicable securities laws.

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Inquiries
Please direct questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer at the following address:
General Counsel
FairPoint Communications, Inc.
521 E. Morehead Street, Suite 500
Charlotte, NC 28202
Telephone: (704) 227-3662
E-mail: slinn@fairpoint.com and ssowell@fairpoint.com
Certifications
All employees, officers and directors of the Company must certify their understanding of, and intent to comply with, this Policy. Please return the enclosed certification immediately to:
General Counsel
FairPoint Communications, Inc.
521 E. Morehead Street, Suite 500
Charlotte, NC 28202
Fax: (704) 344-1594

CERTIFICATIONS
I certify that:
1.    I have received, read and understand the Company’s Insider Trading Policy, dated January 24, 2011, as revised October 30, 2014. I understand that the Insider Trading Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy.
2.     I will comply with the Insider Trading Policy for as long as I am subject to the Policy.
Signature:
Print Name:
Date:

FAIRPOINT COMMUNICATIONS, INC.
PRE-CLEARANCE REQUEST FORM
To:     FairPoint Communications, Inc. (the “Company”)
    Insider Trading Compliance Officer
From:     _________________________
Re:     Proposed transaction in the Company’s Securities
This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on ___________ _____, 20_____ and thereafter until the trading window shall close and does hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy (the “Policy”).
The general nature of the transaction is as follows (i.e. open market purchase of 10,000 shares of common stock through NASDAQ, privately negotiated sale of warrants for the purchase of 5,000 shares of common stock, etc.):
_____________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
The undersigned is not in possession of Material Nonpublic Information (as defined in the Insider Trading Policy) about the Company and will not enter into the transaction if the undersigned comes into possession of Material Nonpublic Information about the Company between the date hereof and the proposed trade execution date.
The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy.
The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction, and agrees to provide such information upon request.
Dated:                     Very truly yours,

[Signature]

[Print Name]
Approved:

Insider Trading Compliance Officer

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